ARTICLES OF AMENDMENT

ADVANTAGE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:          The charter of the Corporation is hereby amended by redesignating Dreyfus Midcap Value Fund as Dreyfus Premier Midcap Value Fund and the issued and unissued shares of Dreyfus Midcap Value Fund as Dreyfus Premier Midcap Value Fund--Class A Common Stock.

SECOND:     The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Title II of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation; and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, Advantage Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties of perjury.

ADVANTAGE FUNDS, INC.

By:
Michael A. Rosenberg
Vice President

WITNESS:

Jeff Prusnofsky
Assistant Secretary